                                                                     EXHIBIT 4.5

                            CAPITAL CALL AGREEMENT
                            ----------------------

          CAPITAL CALL AGREEMENT (as amended, supplemented or modified from time to time, this "Agreement"), dated as of November 23, 1999, made by and among Kelso & Company, L.P. ("Kelso"), Unilab Corporation (the "Borrower"), and Bankers Trust Company, as agent (the "Administrative Agent") for the benefit of the various lenders (the "Lenders") from time to time party to the Credit Agreement referred to below. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Borrower, the Lenders, the Administrative Agent and others have entered into a Credit Agreement, dated as of November 23, 1999 (as amended, modified or supplemented from time to time, the "Credit Agreement");

          WHEREAS, it is a condition precedent to the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrower under the Credit Agreement that Kelso, the Borrower and the Administrative Agent shall have executed and delivered this Agreement; and

          WHEREAS, Kelso and the Borrower will obtain benefits as a result of the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrower under the Credit Agreement and, accordingly, desire to execute and deliver this Agreement in order to satisfy the condition described in the preceding paragraph;

          NOW, THEREFORE, it is agreed:

          1.  Certain Defined Terms.  As used herein, the following terms shall
              ---------------------
have the following meanings:

          "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Agreement" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Capital Call Amount" shall mean an amount equal to the lesser of (A) $50,000,000 and (B) that amount necessary to be applied to reduce Consolidated Debt to result in the Total Leverage Ratio of the Borrower for the Test Period ending on December 31, 2000 to be less than or equal to 5.00 to 1.00.

          "Capital Call Event" shall mean the Total Leverage Ratio of the Borrower in respect of the Test Period ending on December 31, 2000 being greater than 5.00 to 1.00; it being understood and agreed, however, that if the Total Leverage Ratio of the Borrower for the Test Period ending on December 31, 2000 is less than or equal to 5.00 to 1.00 (without giving effect to the contribution of the Capital Call Amount), then a Capital Call Event shall not thereafter occur and this Agreement shall be terminated in accordance with Section 15 hereof.

          "Credit Agreement" shall have the meaning provided in the first recital of this Agreement.

          "Consolidated Debt" shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries, if any, as would be required to be reflected on the liability side of a balance sheet of such Person in accordance with GAAP as determined on a consolidated basis, (ii) all Indebtedness of the Borrower and its Subsidiaries, if any, of the type described in clause (vii) of the definition of Indebtedness, (iii) unreimbursed drawings on all letters of credit issued for the account of the Borrower or any of its Subsidiaries, if any, and (iv) all Contingent Obligations of the Borrower and its Subsidiaries, if any, in respect of Indebtedness of other Persons (i.e.,
                                                                           ----
Persons other than the Borrower or any of its Subsidiaries, if any) of the type referred to in preceding clauses (i), (ii) and (iii) of this definition; provided that for purposes of this definition, the amount available to be
--------
drawn under letters of credit issued for the account of the Borrower or any of its Subsidiaries, if any, (other than unreimbursed drawings) shall be excluded in making any determination of "Consolidated Debt".

          "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income, (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (vi) extraordinary, unusual or nonrecurring gains, losses, income or expense, and the related tax effects and (vii) any customary and reasonable transaction expenses incurred in connection with Permitted Acquisitions less (B) the amount for such period of
                                       ----
gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

          "Consolidated EBITDA" shall mean, for such period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense,
(iii) amortization expense, all as determined on a consolidated basis in accordance with GAAP and (iv) other non-cash charges to the extent deducted in arriving at Consolidated EBIT.

          "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Borrower and its Subsidiaries, if any, on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

          "Consolidated Net Income" shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries, if any, on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any
           --------
Person (other than Subsidiaries, if any, of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries, if any) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries, if any, by such Person during such period, (ii) other than any calculation on a Pro Forma Basis, the
                                                         --- -----
income (or loss) of any Person accrued prior to the date it becomes a Subsidiary, if any, of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, if any, or that Person's assets are acquired by the Borrower or any of its Subsidiaries, if any, (iii) the income of any Subsidiary, if any, of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary, if any, of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) Transaction Expenses and (v) non-cash compensation expense and compensation expense resulting from the repurchase of any capital stock, options and rights.

          "Investment" shall mean a capital contribution to the Borrower by one or more Qualified Investors in the amount of 100% of the proceeds of the issuance of the Borrower's common stock or Permitted Preferred Stock to such Qualified Investors.

          "Lenders" shall have the meaning provided in the first paragraph of this Agreement.

          "Permitted Preferred Stock" shall mean preferred stock of the Borrower so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision,
(ii) do not require the cash payment of dividends and (iii) are otherwise reasonably satisfactory to Bankers Trust Company and/or Deutsche Bank.

          "Pro Forma Basis" shall mean, in connection with the calculation of the Total Leverage Ratio, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period and (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

          (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted

     Acquisitions) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;

          (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

          (iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or any closure or discontinuation of operations of any facility of the Borrower or its Subsidiaries for the periods described above, taking into account factually supportable and identifiable synergies, cost savings and expenses which have been identified in writing by the chief financial officer of the Borrower and found reasonable by Bankers Trust Company and/or Deutsche Bank.

          "Proportionate Share" of each Lender at any time shall mean a fraction
(x) the numerator of which is the sum of (I) the aggregate principal amount of all Loans made by such Lender then outstanding plus (II) the amount (if any) of such Lender's participation at such time in outstanding Swingline Loans and Letter of Credit Outstandings and (y) the denominator of which is the sum of (I) the aggregate principal amount of all Loans then outstanding plus (II) the aggregate amount of all Letter of Credit Outstandings at such time.

          "Qualified Investor" shall mean any Permitted Holder and any other Person designated by Kelso and reasonably acceptable to the Administrative Agent.

          "Total Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Debt (net of cash and Cash Equivalents) on such date to Consolidated EBITDA for the Test Period most recently ended (taken as one accounting period) and ending on such date. All calculations of Consolidated EBITDA for purposes of determining the Total Leverage Ratio shall be made on a Pro Forma Basis.

          "Test Period" shall mean, for any date of determination, the four fiscal quarters of the Borrower then last ended (taken as one accounting period).

          2.  Required Contributions to the Borrower; etc.  (a)  Kelso hereby
              --------------------------------------------
absolutely, irrevocably and unconditionally agrees that upon the occurrence of a Capital Call Event, Kelso will promptly, and in any event no later than April 30, 2001, make or cause to be made an

Investment in the Borrower in an amount equal to the applicable Capital Call Amount; provided that if any such Investment in the Borrower cannot be made by
        --------
any reason whatsoever (including the occurrence of an Event of Default under
Section 9.05 of the Credit Agreement), then the Investment shall instead be made by means of the purchase by the Qualified Investors from each of the Lenders of a subordinated participation in such Lenders' outstanding Loans (and, to the extent provided below, such Lenders' participations in outstanding Swingline Loans and Letter of Credit Outstandings), pro rata among the Lenders based on
                                          --- ----
their respective Proportionate Shares at such time, with such participations to be evidenced by a subordinated participation agreement in form and substance reasonably satisfactory to the Administrative Agent. In the event that participations are purchased as provided in this Section 2, then (i) the Total Unutilized Revolving Commitment pursuant to the Credit Agreement shall immediately terminate as provided therein and (ii) the participations purchased from each Lender shall be allocated ratably to the outstanding Loans and participations in Swingline Loans and Letter of Credit Outstandings of the various Lenders, although each Lender with a Revolving Commitment shall instead allocate any amounts received in respect of Swingline Loans or Letter of Credit Outstandings first to Revolving Loans, with any excess above the amount of outstanding Revolving Loans to be held by the Administrative Agent as cash collateral for the participations purchased in outstanding Swingline Loans and Letter of Credit Outstandings; provided further, that to the extent the
                               -------- -------
respective Swingline Loans are repaid by the Borrower or the Letter of Credit Outstandings are reduced or repaid without requiring the funding by the respective Lender participating in same (and thereby eliminating the need to use the collateral for the purchased participation therein), any excess funds on deposit with the Administrative Agent as a result of the purchase of participations in such contingent obligations shall be reallocated (at the time and to the extent the Administrative Agent determines that excess amounts are then held by it) to purchase participations as otherwise required by the immediately preceding sentence.

          (b) The Borrower hereby acknowledges, confirms and agrees that immediately upon receipt of the Capital Call Amount it shall apply such amounts as a mandatory repayment of Loans in accordance with the provisions of Sections 4.02A(f) and (B) of the Credit Agreement.

          3.   Payments.  All payments required to be made pursuant to this
               --------
Agreement shall be made in Dollars and in immediately available funds, and shall be made on the same basis as provided in Sections 4.03 and 4.04 of the Credit Agreement.

          4.   Obligations Independent.  The obligations of Kelso hereunder are
               -----------------------
independent of the obligations of any Guarantor which may execute a Guaranty after the execution and delivery hereof, the Borrower or any other party, and a separate action or actions may brought and prosecuted against Kelso whether or not an action is brought against any Guarantor which may execute a Guaranty after the execution and delivery hereof, the Borrower or any other party and whether or not any Guarantor which may execute a Guaranty after the execution and delivery hereof, the Borrower or any other party shall be joined in any such action or actions. Kelso waives, to the fullest extent permitted by law, the benefit of statute of limitations affecting its liability hereunder or the enforcement hereof.

          5.   Certain Waivers by Kelso.  Kelso hereby waives notice of
               ------------------------
acceptance of this Agreement and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor, or nonpayment of any such liability, suit or taking of other action by the Borrower, the Administrative Agent or any Lender against, and any other notice to, Kelso or any other party liable thereon.

          6.   Actions Relating to Obligations Under Credit Agreement.  The
               ------------------------------------------------------
Administrative Agent or the Lenders (or any of the Lenders) may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, Kelso, without incurring responsibility to Kelso, without impairing or releasing the obligations of Kelso hereunder, upon or without any terms or conditions and in whole or in part:

          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, alter or increase any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof;

          (b) take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

          (d) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Secured Creditors;

          (e) except as otherwise expressly provided herein, apply any sums by whomever paid or however realized to any liability or liabilities of the Borrower to the Administrative Agent or the Lenders regardless of what liability or liabilities of Kelso or the Borrower remain unpaid;

          (f) release or substitute any one or more endorsers, guarantors, Credit Parties or other obligors;

          (g) consent to or waive any breach of, or any act, omission or default under, any of the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Credit Documents or any of such other instruments or agreements;

          (h) act or fail to act in any manner referred to in this Agreement which may deprive Kelso of any right of subrogation against the Borrower to recover any payments made pursuant to this Agreement;

          (i) pursue its rights and remedies under this Agreement and/or under any guaranty of all or any part of the Obligations in whatever order, or collectively, and the Administrative Agent and the Lenders shall be entitled to Kelso's performance hereunder, notwithstanding any action taken (or not taken) by the Administrative Agent and the Lenders to enforce any of its rights or remedies against Kelso or any other Person, for all or any part of the Obligations or any payment received under this Agreement or any other such guaranty; and/or

          (j) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Kelso from its liabilities under this Agreement.

          7.   Invalidity, Etc., of Obligations.  No invalidity, irregularity or
               --------------------------------
unenforceability of all or any of the Loans and/or any of the other Obligations or of any security therefor shall affect, impair or be a defense to this Agreement, and the obligations of Kelso hereunder shall be absolute and unconditional notwithstanding the occurrence of any event or the existence of any circumstance, including, without limitation, any bankruptcy or insolvency proceeding with respect to Kelso, the Borrower or any of its Subsidiaries, if any, or any event or circumstance which would constitute a legal or equitable discharge, except payment in full in cash of all Obligations in accordance with the Credit Agreement.

          8.   Representations, Warranties and Agreements.  In order to induce
               ------------------------------------------
the Lenders to enter into the Credit Agreement, Kelso makes the following representations, warranties and agreements:

          (i) Kelso is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage.

          (ii) Kelso has the power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement. Kelso has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          (iii) Neither the execution, delivery or performance by Kelso of this Agreement, nor compliance by it with the terms and provisions hereof, nor the consummation of the transactions contemplated herein, (x) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (y) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Kelso pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which Kelso is a party or by which it or any of its property or assets is bound or to which it may be subject or (z) will violate any provision of any of the organizational documents of Kelso.

          (iv) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (x) the execution, delivery and performance of this Agreement or (y) the legality, validity, binding effect or enforceability of this Agreement.

          (v) There are no actions, suits or proceedings pending or, to the knowledge of Kelso, threatened (x) with respect to this Agreement or (y) that could reasonably be expected to (I) materially and adversely effect the business, operations, property, assets, liabilities or condition (financial or otherwise) of Kelso or (II) have a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent hereunder or on the ability of Kelso to perform its obligations to the Lenders or the Administrative Agent hereunder.

          (vi) Kelso is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property.

          (vii) Kelso or the general partner thereof has the right to call cash capital contributions from the partners of Kelso or its affiliates in amounts, and at times, sufficient to fund in a timely manner all obligations of Kelso under this Agreement.

          9.   Maintain Ability to Fund Obligations.  Each of Kelso and the
               ------------------------------------
general partner thereof agrees to take all action as may be necessary so that, at all time prior to the satisfaction and release of all obligations of Kelso under this Agreement pursuant to Section 15 hereof, Kelso and/or the general partner thereof shall have caused its affiliates to reserve capital in amounts sufficient to fund in a timely manner all obligations of Kelso under this Agreement.

          10.  Capital Call Event of Default.  The following shall constitute a
               -----------------------------
"Capital Call Event of Default":

          Kelso shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Kelso, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Kelso, or Kelso commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Kelso, or there is commenced against Kelso any such proceeding which remains undismissed for a period of 60 days, or Kelso is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Kelso suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Kelso makes a general assignment for the benefit of creditors; or any corporate action is taken by Kelso for the purpose of effecting any of the foregoing.

          11.  Waivers of Failures; Delays; Etc.  No failure or delay on the
               --------------------------------
part of the Administrative Agent, any Lender, Kelso, the Borrower or any other Credit Party in exercising any right, power or privilege hereunder and no course of dealing between Kelso, the Administrative Agent, any Lender, the Borrower or any other Credit Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on Kelso in any case shall entitle Kelso to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

          12.  Benefit of Agreement.  This Agreement shall be binding upon Kelso
               --------------------
and the Borrower, and their successors and assigns (including, without limitation, any executors or administrators) and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns. Each of Kelso and the Borrower acknowledges and agrees that this Agreement is made for the benefit of the Administrative Agent and the Lenders and that the Administrative Agent and/or the Lenders may enforce all of the obligations of Kelso and the Borrower hereunder directly against them. Neither Kelso nor the Borrower may assign any of its rights or obligations hereunder without the consent of the Required Lenders.

          13.  Amendments; Waivers.  Neither this Agreement nor any provision
               -------------------
hereof may be changed, modified, amended or waived except with the written consent of Kelso, the Borrower and the Administrative Agent (with the consent of the Required Lenders).

          14.  Notices.  All notices and other communication hereunder shall be
               -------
made at the addresses, in the manner and with the effect provided in Section
12.03 of the Credit Agreement, provided that, for this purpose, the address of Kelso shall be the address specified opposite its signature below.

          15.  Termination of Agreement.  This Agreement shall terminate and be
               ------------------------
of no further force and effect (except to the extent any party's obligations, if any, arising prior to such time hereunder have not theretofore been fulfilled) upon the earliest of (i) the date on which the Administrative Agent gives written notice to Kelso and the Borrower that their obligations under this Agreement have been fulfilled or terminated, (ii) the date on which all Commitments and Letters of Credit under the Credit Agreement have been terminated and all Obligations under the

Credit Agreement have been repaid in full in cash in accordance with the requirements of the Credit Agreement, (iii) investments in the aggregate amount of the applicable Capital Call Amount shall have been made pursuant to Section 2(a) hereof and (iv) the delivery by the Borrower of the audited annual financial statements for its fiscal year ending December 31, 2000 which financial statements demonstrate that the Total Leverage Ratio for the Test Period ending December 31, 2000 was less than or equal to 5.00 to 1.00.

          16.  Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury
               ----------------------------------------------------------------
Trial. (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF KELSO, THE
-----
BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF KELSO AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. EACH OF KELSO AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PERSON. EACH OF KELSO AND THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 12.03 OF THE CREDIT AGREEMENT OR AS SET FORTH OPPOSITE ITS SIGNATURE BELOW, AS THE CASE MAY BE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF KELSO AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST KELSO OR THE BORROWER IN ANY OTHER JURISDICTION.

          (c) EACH OF KELSO AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE

COURTS REFERRED TO IN CLAUSE (B) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO FURTHER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING, WITHOUT LIMITATION, THOSE REFERRED TO IN CLAUSE (B) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          17.  Costs of Enforcement; Indemnity.  (a)  Kelso hereby agrees to pay
               -------------------------------
all reasonable out-of-pocket costs and expenses of each of the Administrative Agent and each Lender in connection with the enforcement of this Agreement and Kelso agrees to pay all out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, in each case, the reasonable fees and disbursements of counsel employed by the Administrative Agent and each Lender, as the case may be).

          (b) Kelso hereby agrees to indemnify and hold the Administrative Agent and each Lender free and harmless from and against all loss, cost, damage, and expense, by reason of the inaccuracy costs, which it shall at any time have actually sustained by reason of the inaccuracy or breach of any of the foregoing representations, warranties and covenants.

          18.  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Kelso, the Borrower and the Administrative Agent.

          19.  Headings Descriptive.  The headings of the several sections and
               --------------------
subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date first above written.

Addresses:

320 Park Avenue                            KELSO & COMPANY, L.P.
Sixth Floor
New York, New York 10022                   By: Kelso & Company, Inc., its
                                               general partner
Telephone: (212) 751-3939
Telecopier: (212) 223-2379                 By: James J. Connors II
                                               -------------------------------
Attention: James J. Connors II                 Title: VP and General Counsel


18448 Oxnard Street                        UNILAB CORPORATION
Tarzana, CA 91356

Telephone: (818) 758-6611                  By: /s/ David C. Weavil
                                              --------------------------------
Telecopier: (818) 757-3809                    Title: Chief Executive Officer
Attention: Brian D. Urban


Accepted and Agreed to:


BANKERS TRUST COMPANY,
as Administrative Agent for the Lenders

By: /s/ Mary Kay Koyle
   -------------------------------
   Title: Managing Director